Summary of Partial Settlement in Michigan Consolidated Gas Company's Rate Case Filing U-16999i
December 20, 2012

The Michigan Public Service Commission (MPSC) today issued an order affirming the partial settlement agreement in MichCon's General Rate case number U-16999 filed in April 2012 (Partial Settlement). This rate increase, to take full effect in January 2013, will be the first increase in rates since July 2010. This case was filed primarily to recover the cost of increased investment in MichCon's natural gas distribution system. MichCon worked closely with the MPSC Staff, the Attorney General and other parties to develop this collaborative agreement, which is further evidence of Michigan's constructive regulatory environment.

The Partial Settlement resolves all of the issues in the case with the exception of MichCon's proposed Infrastructure Recovery Mechanism (IRM), which will continue to be litigated according to the original schedule in the case with an order expected by April 2013. This document provides a summary of MichCon's Partial Settlement. The complete Partial Settlement document is available on the MPSC's website (http://efile.mpsc.cis.state.mi.us/efile/) under case number U-16999.

MichCon's Partial Settlement provides for a revenue increase of approximately $20 million effective January 1, 2013. The Partial Settlement represents a comprehensive settlement of all non-IRM matters in the case and, as such, does not provide a detailed make-up of the revenue increase. MichCon's self-implemented rates, which were effective November 1, 2012, terminate with the implementation of the Partial Settlement.

Highlights of MichCon's Partial Settlement:

•	Rate of Return
MichCon's authorized return on equity is 10.5%.

•	Revenue Decoupling Mechanism (RDM)
The existing RDM terminated upon self-implementation on November 1, 2012. The agreement creates a new RDM effective November 1, 2013, which decouples weather normalized distribution revenue inside caps. The caps are tied to expected customer conservation attributable to MichCon's Energy Efficiency program, or 1.125% in year one, increasing to 2.25% for the second and future periods. The new RDM is consistent with MichCon's filed position, with modified caps.

•	Uncollectible Expense True-up Mechanism (UETM)
The UETM is terminated effective November 1, 2012.

•	Infrastructure Recovery Mechanism (“IRM”)
MichCon had proposed an infrastructure recovery mechanism to recover the cost of service associated with $387 million in capital investment for MichCon's meter move-out, main renewal and pipeline integrity programs. The capital investment covers a five year period (1/1/13-12/31/17). The IRM is not part of the Partial Settlement, but will continue to be litigated on the current case timeline with a Commission Order expected on this single issue by April 2013.

Impact to MichCon's customers

This rate change, offset by a decrease in gas cost and other surcharges, will result in a decrease in the average annual residential bill of $34 or approximately 4%.

Future Implications for MichCon

Based on the rate increase in the settlement agreement, normal weather, the commencement of the IRM and continued improvement in the Michigan economic environment, MichCon remains confident in its 2013 early outlook of $113 to $118 million operating income.ii

For further information, please contact DTE Energy's Investor Relations group at (313) 235-8030.

i This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company's 2011 Form 10-K and 2012 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy's actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

ii In this Summary, DTE Energy discusses MichCon's 2013 operating earnings guidance. It is likely that certain items that impact MichCon's 2013 reported results will be excluded from operating results. Reconciliations to the comparable 2013 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.